Exhibit 99.2
Pinnacle Airlines Corp. Announces $30 Million Share Repurchase Program
MEMPHIS, TN, May 14, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) (“Pinnacle”, or the “Company”) announced today that its Board of Directors authorized a new share repurchase program to acquire up to $30 million of the Company’s outstanding common stock. Based on today’s market closing price of $16.72, this represents approximately 1.8 million shares of common stock.
“A share repurchase program will complement Pinnacle’s recently announced growth initiatives,” said Phil Trenary, Pinnacle’s President and Chief Executive Officer. “Our strong balance sheet and liquidity provide us the opportunity to invest in our new partnerships with Continental Airlines and Delta Air Lines, while also pursuing repurchases of our common stock. The combination of earnings growth and the commitment to return excess capital to shareholders provides a strong foundation for increasing shareholder value over the long-term.”
Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions, from time to time, depending on market conditions, and may be discontinued at any time. Pinnacle has approximately 22.2 million shares of common stock outstanding.
Pinnacle holds $42.5 million face amount of unsecured claims against Northwest Airlines, and is evaluating options to monetize this non-core asset. Pinnacle’s Board of Directors may increase the amount authorized under the share repurchase program in future periods, depending on the Company’s working capital needs and its ability to monetize its remaining unsecured claims against Northwest.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates 139 Canadair Regional Jets in the United States and Canada under the name Northwest Airlink. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our website at www.pncl.com.
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Contact:
     Philip Reed
     901-348-4257
     www.pncl.com